Exhibit 99.1

2005 Annual Report

New Products Global Markets

CORPORATE PROFILE

        We are a leading provider of thin film deposition equipment to diverse markets such as the flat panel display (FPD), the architectural glass, solar cell, consumer products packaging and electronics industries. Our deposition systems are used to deposit thin films that enhance the characteristics of a base substrate, such as silicon, glass, plastic, paper or foil. These thin films provide conductive, electronic, reflective, filter, barrier and other properties that are critical elements of our customers’ products. Our thin film deposition systems provide our customers with high yield and throughput, flexible modular configurations, and innovative coating and process technologies.

At A Glance

Ticker (NASDAQ): Founded: Employees: Net Revenues: Shares outstanding at 7/2/05: Business:	AFCO 1976 605 $182 Million 14.9 Million Leading manufacturer of thin film deposition equipment

Sales By Region
(In millions for Fiscal Year End 2005)

ASIA — $141
EUROPE & OTHER — $30
U.S.A. — $11

FINANCIAL HIGHLIGHTS

FISCAL YEAR ENDED JUNE (in thousands except for per share data)	2001	2002	2003	2004	2005

STATEMENT OF OPERATIONS DATA
Net Revenues	$84,891	$129,897	$148,136	$228,437	$182,150
Gross Profit	20,978	32,239	35,815	60,563	54,296
Operating profit (loss)	(17,400)	(3,820)	(4,182)	9,344	(3,828)
Net income (loss) from continuing operations	(5,014)	(473)	1,367	11,996	(3,051)
Earnings (loss) per diluted share from continuing operations	$(0.84)	$(0.08)	$0.12	$0.85	$(0.21)
Weighted-average common diluted shares outstanding	6,414	9,628	11,250	14,060	14,886
BALANCE SHEET DATA
Working Capital	$17,025	$81,128	$88,684	$189,440	$200,296
Total assets	167,042	215,655	255,642	378,598	371,765
Long-term debt	6,483	-	-	-	-
Shareholders' equity	$89,192	$154,570	$177,198	$298,527	$299,468

Net Revenues (In millions for Fiscal Year End) 01 — 85 02 — 129 03 — 148 04 — 228 05 — 182	Shareholders’ Equity (In millions for Fiscal Year End) 01 — 89 02 — 155 03 — 177 04 — 299 05 — 299	Research & Development (In millions for Fiscal Year End) 01 — 6.3 02 — 9.2 03 — 12.2 04 — 16.8 05 — 21.7

Applied Films -1- annual report

LETTER TO SHAREHOLDERS

        Dear Shareholders: While fiscal year 2005 represented a financially challenging year for Applied Films, we remained focused on building our future with strong new product introductions and superior technology. The company theme of “Innovations for the Future” still continues to be the watchword as we develop products targeted at strengthening our leadership position in our existing global markets and broadening our scope into exciting growth markets.

        The solar cell market represents a particularly exciting example of our company theme in action. Driven by growth in population and rising costs for fossil fuels, the solar cell market is enjoying rapid growth which exceeded 60% in calendar 2004. Macroeconomic factors including the growth of the economies in major population centers such a China, India, Russia and Brazil point to strong continued demand for energy and resulting future pressure on oil prices. Solar energy is one of several alternative energy sources which offers an environmentally friendly alternative to oil as a source of power. We are excited to be an integral part of the photovoltaic industry’s transition from current pilot plant capacity to full-scale cost-effective commercial production of solar cells. Our ability to develop equipment for high throughput processing of thin films, coupled with our long term commitment to supply equipment for the solar cell business, will allow us to be part of a fast-growth market of great importance to the environmental and economic health of the world.

        Financial performance. In fiscal 2005, the investment climate in the architectural glass and display markets led to a decline in bookings. The reduced booking levels caused a decline in our revenue of 20.3% from fiscal year 2004. We were encouraged, however, that despite the decline in revenue and the continued strength in the euro, we were still able to improve our gross margins in fiscal year 2005. The improvement in gross margin resulted from outstanding work in driving our cost reduction efforts by our engineering and purchasing departments, through reengineering and worldwide sourcing initiatives, as well as an increasing contribution from new products which were sold at higher gross margin levels.

        Innovations for the Future — New Products — Global Markets. New products continue to be critical to the company’s growth strategy as we focus on providing high volume production solutions to our markets. Our product development initiatives have proven successful in allowing us to expand our offerings in critical market areas for the company including display, solar and web.

        Flat Panel Display. In the flat panel display area, we booked the first sale of our new TRITONTM system which was introduced in June 2004, addressing the array side of the display market. This system complements our NEW ARISTOTM in-line deposition system that has a very strong market position in color filters. The TRITONTM system introduced both in-line features and an innovative rotatable cathode PVD source technology to a market which was accustomed to lower throughput cluster tool equipment platforms. The strength of Applied Films in processing large substrate sizes at high throughput rates is especially appropriate for this market at a time when substrate sizes begin to approach areas greater than two square meters. We were excited to record orders for Gen 6 TRITONTM systems from customers in Taiwan and South Korea during the fiscal year as we began to penetrate the market with this platform.

        Solar Cell. Applied Films has had a long term commitment to developing new products for the solar cell market. Over the last five years, our team in Germany has remained committed to the industry and has installed over ten systems at multiple solar facilities. We were extremely pleased during fiscal year 2005 to register our first commercial sales and customer endorsement of our ATONTM system which deposits sputtered silicon nitride. This system offers an alternative to the costly lower throughput CVD techniques which have been used historically for the coating of silicon nitride on polycrystalline wafer based solar cells. In addition, we continued to make progress with our PECVD development for deposition of microcrystalline/amorphous silicon (or micromorph) used in thin film solar cells.

        Web. During fiscal 2005, our web team developed and introduced a new product for the web coating market, SMARTWEBTM. This is a small, modular, cleanroom compatible sputter web coater which is initially targeted at the flexible printed circuit board industry. While we did not sell a system during our fiscal year, we did engage several customers in product sampling which led to our first SMARTWEBTM order in the first quarter of fiscal 2006. Longer term, the SMARTWEBTM may extend to other markets such as display and solar cell as these industries begin to develop pilot capability for the processing of flexible substrates.

        Our core product lines. Our core product lines in the display and architectural glass markets faced challenging business conditions during the fiscal year. Driven by oversupply in laptop and desktop monitor displays, Taiwanese display manufacturers put investment plans on hold early in fiscal 2005. Our customers continued to focus on ramping production at existing facilities during this period. While bookings in the display market improved in the third and fourth quarters as Korean display manufacturers moved forward with investments in 7th generation facilities, the overall demand for our equipment was still negatively affected, particularly by lack of investments in Taiwan. We were encouraged to see strong end-market demand for flat panel displays during the year especially in the television market, which should lead to a more positive investment outlook in fiscal year 2006.

Applied Films -2- annual report

        Demand was weak in the architectural glass market as supply of low-E coated glass used in office and residential buildings exceeded demand particularly in Europe and North America. We received one order during the fiscal year which came from China as that market continues to enjoy strong demand for low-E glass for construction of office buildings. China is a large market for imported coated glass which results in higher construction costs due to high cost of transportation. Our customers have plans to correct this imbalance by adding coating capability to their glass float lines.

        We enjoyed very strong bookings in our web coating area early in the year with orders from a variety of geographies including India, Turkey and South America. Throughout the year, however, our orders to China were lower than the previous year, and this led to a reduced order volume in the third and fourth quarters as overall orders declined. We look to a rebound in fiscal 2006, as rapid economic growth in China should cause a tightening of supply there.

        Globalization. Asia accounted for over 78 percent of revenues in fiscal year 2005 which represented an increase of 16 percent from fiscal year 2004. With the tremendous importance of responding quickly to customer requirements, the ever-increasing size of our systems and the associated cost of freight, and the need to reduce manufacturing costs, the acquisition of the In-line division of Helix Technology of Taiwan in June 2005 was well timed and presents a great opportunity for us to expand our presence in Asia. We are pleased to see constant improvement in our communication and cooperation across borders as the company globalizes.

        During fiscal year 2005, we focused on improving our capabilities in Tainan, Taiwan, and saw our technical team in Tainan contribute to active projects in Germany as well as installations in Taiwan. Early in fiscal year 2006, we launched our first product assembly at our facility in Tainan. To accommodate the manufacturing of larger systems, we will construct a new building in fiscal 2006, as Tainan will serve as our future assembly center for a portion of our display systems. This effort represents an important commitment of Applied Films to our key customers in the Asian region and particularly Taiwan.

        Fiscal 2005 was an excellent year of positioning Applied Films for growth. We launched three new products in three markets which provides us with a very good opportunity for organic growth in our markets. Our team continues to make progress in gross margin improvement as we focus on cost reductions through supply chain improvements, as well as our factory in Tainan. We will also continue to explore strategic acquisitions as a means for further growth in products and gains in market share. We believe that fiscal 2006 will be an exciting year as we leverage our existing products in our current markets and expand our market penetration with new products to broaden our revenue base.

        Finally, we would like to thank all of our employees, shareholders, and other stakeholders for your support of Applied Films as we build a global corporation. It is your efforts and our ongoing commitment to technology innovation which will allow us to explore opportunities that will chart a strong growth path for our business. Thank you for your support.

Sincerely,

THOMAS T. EDMAN
President and Chief Executive Officer

RICHARD P. BECK
Chairman of the Board

Applied Films -3- annual report

OUR STRATEGY

        Our objective is to enhance our position as a leading supplier of thin film deposition equipment. Key elements of our strategy include:

        Build on our Leadership in our Care Markets. We are a market leader with what we believe to be the largest installed base of thin film deposition equipment for the color filter side of the FPD process, the architectural market, and the consumer products packaging and electronics markets. We believe our reputation as a high quality supplier of thin film deposition equipment allows us to establish key customer relationships and to grow with these customers as they develop new products to meet market requirements. We intend to use our strong technological capabilities and long-standing customer relationships to continue to supply our existing customers with competitive solutions and capture additional market share in core markets.

        Expand our Presence in our Existing Markets. We have developed new technologies for and introduced new products to existing markets that we serve. We have recently introduced our TRITONTM deposition system using Physical Vapor Deposition (PVD) to deposit thin films for the transistor or array side of the LCD, which significantly expands our total available market for display coaters. We have introduced the ATONTM system using PVD to deposit films in the silicon wafer based solar cell market. We have developed the SMARTWEBTM system which is a flexible clean room compatible coater that deposits thin films on flexible substrates in applications such as printed circuit board, display and custom applications, thus expanding the total available market for web coaters. We believe our reputation as a high quality supplier of thin film deposition equipment allows us to partner with our customers to ensure that our new and next generation technologies address the market requirements and to provide an alternative to competitive product offerings for the markets we serve.

        Target Emerging High Growth Market Opportunities. After several years of research we have recently entered several high growth markets, including thin film based solar cell and organic light emitting diodes (OLED). We have installed development and pilot production thin film deposition equipment for each of these markets, and are working with strategic partners to develop our technologies in each of these areas.

Applied Films -4- annual report

        Continue to Serve Diverse Markets. We have applied our thin film technology to diverse markets ranging from flat panel displays for televisions and computer monitors to consumer packaging for potato chip bags. We will continue to explore and invest in the technologies that address the needs of diverse markets because we believe this reduces our exposure to the cyclical nature of any individual market. For example, when the FPD market experienced a downturn in fiscal years 2001 and 2002, we continued to sell thin film deposition equipment to our other markets.

        Engage in Strategic Relationships. Our strategic relationships have influenced our technological direction, optimized our research and development investments, and enhanced the sales, marketing and distribution of our products. We will continue to pursue strategic relationships with industry leaders in each new market or market segment that we enter.

        Reduce Costs to Improve Margins. In order to reduce our cost of goods sold and improve our gross and operating margins, we will continue to review all aspects of producing our thin film deposition equipment, including sourcing materials from low cost regions, operating costs, transportation costs, component costs and product design. We have also announced an expansion of our Tainan, Taiwan manufacturing facility to further reduce the cost, shorten the manufacturing time and reduce the shipping costs for our display coaters.

        Pursue Selective Acquisitions. We regularly seek and evaluate acquisition opportunities that would enhance or complement our existing operations or otherwise offer growth opportunities consistent with our strategy and core competencies. For example, our acquisition and integration of the Large Area Coatings division of Unaxis (LAC) business successfully completed our strategy of transforming our business from coating glass to manufacturing thin film deposition equipment, and acquisition of the in-line systems division of Helix Technology in Tainan (Helix) expanded our manufacturing capacity to include Asia.

Applied Films -5- annual report

OUR PRODUCTS

THIN FILM DEPOSITION EQUIPMENT

Flat Panel Displays

        Our flat panel display in-line deposition equipment applies conductive, optical and barrier coatings for high resolution LCDs, and plasma display panels (PDP), used in computer monitors and high definition televisions.

        NEW ARISTOTM – Our NEW ARISTOTM is an advanced thin film deposition system that accommodates the largest mother glass substrate sizes, and meets the requirements of the color filter side of the active matrix LCD, plasma display television and color super twisted nematic, or CSTN, FPD markets. The system features high throughput, vertical deposition, low cost of ownership and the capability for double-sided coatings.

        TRITONTM – Our TRITONTM is an advanced high throughput vertical deposition platform designed to accommodate generation 6 and larger substrate sizes. Specifically designed and built for the Thin Film Transistor (“TFT”) array process, TRITONTM incorporates advanced designs that target demands of current and future TFT-LCD markets.

        NEW ARISTOTM (OLED) – Our NEW ARISTOTM (OLED) system is an advanced thin film deposition system for research and development and production applications in the OLED market. The NEW ARISTOTM (OLED) applies most of the thin films necessary for an OLED device including the metal layers and organic layers in vacuum. The NEW ARISTOTM (OLED) is targeted at providing OLED manufacturers with the ability to produce OLED devices. We believe this is the first vertical in-line deposition system developed for the OLED market.

Architectural Glass.

        Our architectural thin film deposition systems apply Low-Emissivity or Low-E coatings on large glass substrates used in building glass and automotive glass.

        Terra-GTM or TG – Our Terra-GTM or TG thin film deposition system is our most advanced coating system designed for the large architectural glass market. The Terra-GTM or TG uses large planar magnetron or rotary cathodes and uniformly deposits multiple thin films across a large area at very high throughput rates. The Terra-GTM or TG can be up to 150 meters long and can deposit up to 20 different thin films on a single side of glass during the process.

        AXLTM – Our AXLTM thin film deposition system is our latest and most flexible coating system designed for large architectural glass applications. The AXLTM series uses large planar magnetron or rotary cathodes and uniformly deposits multiple thin films across a large area at very high throughput rates. The AXLTM can be up to 100 meters long and can deposit up to 20 different thin films on a single side of glass during the process.

Solar Cell

        Our solar cell thin film deposition systems apply silicon based absorber layers and conductive layers on glass substrates that convert sunlight into electrical current for energy collection in solar cells.

        ATONTM – Our ATONTM thin film deposition system is a horizontal sputtering system that uses PVD to apply silicon nitride and other thin film layers for polycrystalline wafer based solar cells.

Applied Films -6- annual report

Consumer Products Packaging and Electronics

        Our consumer packaging and electronics coating systems deposit thin films on flexible substrates used in various markets such as food packaging, decorative packaging or electronic applications such as electromagnetic interference shielding, capacitors, and touch panel applications. Thin films are applied to a thin plastic to create a barrier to promote freshness and extend shelf life in consumer products and are used as conductive coatings in the manufacture of certain electronic products, such as capacitors and touch panel screens.

        TOPMETTM – Our TOPMETTM thin film deposition system provides a solution for coating metal layers on flexible substrates. The TOPMETTM uses thermal evaporation to deposit thin film layers of aluminum in a vacuum onto flexible substrates, usually plastic film, paper or textiles in roll format.

        MULTIMETTM – Our MULTIMETTM thin film deposition system uses evaporative deposition technology to deposit thin films and patterned thin films on very thin foil at high speed in a vacuum for the capacitor market.

        SMARTWEBTM – Our SMARTWEBTM system is designed as a modular, clean room compatible sputter roll to roll coater for small width (400 to 800 mm) R&D and production applications. The specific advantages of the SMARTWEBTM are high modularity and flexibility, low height, small footprint, linear arrangement of chambers, no moving parts above the coating drum and special designed load locks. The SMARTWEBTM system offers a significant cost benefit of ownership for medium throughput applications.

Thin Film Coated Glass (China JV)

        TN, STN and CSTN Coated Glass. Our China JV is a leading producer of twisted nematic, or TN, super twisted nematic, or STN and color super twisted nematic, or CSTN coated glass that is used for low resolution black and white and color LCDs. The China JV customers incorporate these LCDs into consumer products that include cellular phones, personal digital assistants and electronic instruments. To produce TN, STN, and CSTN coated glass, our China JV uses our proprietary in-line coating systems and batch systems to deposit thin films on high quality glass or color filter panels.

Applied Films -7- annual report

OUR MARKETS

        Our thin film deposition equipment solutions enable our customers to offer the latest product innovations in the following diverse markets:

        Flat Panel Displays. FPDs, are used in a wide variety of consumer and industrial products, including laptop and flat panel desktop computer monitors, liquid crystal display (LCD) televisions, plasma display televisions, cellular telephones, personal digital assistants, calculators, pagers, scientific instruments, portable video games, gasoline pumps, automotive instruments, point-of-sale terminals and a number of other electronic devices. Virtually all FPDs require optically transparent, electrically conductive thin films coated on substrates such as glass. Growth in the FPD market is driven by consumers’ desire for increased access to information in wireless and portable communication devices with display capabilities. Consumers also desire to replace heavy, bulky cathode ray tube (CRT) monitors and televisions with thinner, lighter FPDs. The increasing affordability of FPDs significantly expands the potential market.

        Architectural Glass. Thin film coated glass is used in buildings for commercial and residential exterior window glass and automotive window applications. Applying certain thin films on glass significantly reduces heat transfer through the glass, improving the efficiency of heating and cooling systems in buildings. Demand for architectural glass is driven by the need for energy conservation in commercial and residential construction and by overall growth related to construction.

        Solar Cell. Thin film coatings are used in solar energy collection applications. The demand for alternative energy sources, such as solar cells, is driven by the need to replace limited fossil energy with unlimited renewable energy sources which will reduce the load on municipal power grids worldwide. These coatings form optically absorbing and electrically conducting layers, which allow sunlight to be converted to electrical power.

        Consumer Products Packaging and Electronics. Thin film deposition systems (“web coaters” or “roll coaters”) in the consumer products packaging and electronics market are used to deposit thin films on multi-layer flexible packaging for consumer food products and cigarettes and to produce capacitors and other electronic components. Thin films are applied to a thin plastic or metal foil substrate to create a barrier, extending shelf life in consumer food products. Thin films also provide the conductive and electronic elements critical to the manufacture of certain electronic products, such as capacitors and touch panel screens. The packaging market for web coaters is driven by demand for products packaged in bags and for decorative packaging. Demand for capacitors drives our electronics market.

        We have sold over 116 FPD thin film deposition systems, 53 architectural glass and solar cell deposition systems and 518 web thin film deposition systems. We have developed leading thin film process and equipment technologies to meet our customers’ needs for sophisticated technologically advanced, thin film deposition equipment. We have over 180 patents and patent applications related to thin film technologies and we continue to invest in research and development. Our manufacturing operations in Germany and Taiwan, together with our international sales and support offices, enable us to provide thin film deposition equipment solutions to customers throughout the world, including our core markets in Asia, Europe and North America.

OUR THIN FILM TECHNOLOGY SOLUTIONS

        We solve critical manufacturing issues for our customers with our broad range of thin film deposition equipment, innovative thin film coating and process technologies, and after-market support. Our thin film deposition solutions are highly specialized for our customers to enhance the electrical, optical emissive and barrier qualities of the substrates used in their products. We believe that the reliable, high yield, high throughput, flexible and modular configurations of our thin film deposition equipment and our innovative coating and process technologies offer several advantages to our customers over the equipment and technologies of our competitors.

Applied Films -8- annual report

CORPORATE INFORMATION

BOARD OF DIRECTORS
Richard P. Beck**
Chairman of the Board

Thomas T. Edman
President and Chief Executive Officer

Allen H. Alley**
President, Chief Executive Officer, Chairman
Pixelworks, Inc. (NASDAQ: PXLW)

John S. Chapin
Director

Gerald J. "Bud" Laber*
Director

Vincent Sollitto, Jr.**
President and Chief Executive Officer
Brillian Corporation (NASDAQ:BRLC)

Daniel C. Molhoek, Esq.
Secretary to the Board
Varnum, Riddering, Schmidt & Howlett LLP

* Member of Audit Committee
** Member of Audit, Compensation, Nominating and Corporate Governance Committees

EXECUTIVE OFFICERS
Thomas T. Edman
President and Chief Executive Officer

Lawrence D. Firestone
Senior Vice President, Chief Financial Officer
Secretary and Treasurer

Joachim Nell
Executive Vice President,
Worldwide Sales and Marketing

James P. Scholhamer
Senior Vice President, Operations,
R&D and Design

Jang Ho Bae
Vice President Asia Pacific	CORPORATE HEADQUARTERS
Applied Films Corporation
9586 I-25 Frontage Road, Suite 200
Longmont, Colorado 80504
U.S.A.
Tel: 1.303.774.3200
Fax: 1.303.678.9275

STOCKHOLDER INFORMATION
The Company's common stock is traded on the
NASDAQ National Market under the symbol AFCO.

TRANSFER AGENT
Computershare Trust Company, Inc.
350 Indiana Street, Suite 800
Golden, CO 80401

ANNUAL MEETING
October 28, 2005
8:00 a.m. Mountain Time
Applied Films Corporation
9586 I-25 Frontage Road, Suite 200
Longmont, Colorado 80504

INDEPENDENT AUDITORS FOR FISCAL YEAR 2005
Deloitte & Touche LLP
555 17th Street, Suite 3600
Denver, Colorado 80202-3942

GENERAL COUNSEL
Varnum, Riddering, Schmidt & Howlett LLP
P.O. Box 352
Grand Rapids, MI 49501-0352

USA
Applied Films Corporation
9586 I-25 Frontage Road, Suite 200
Denver, Colorado 80504
USA
Tel: +1.303.774.3200
Fax: +1.303.678.9275

GERMANY
Applied Films GmbH & Co. KG
SiemensstraBe 100
63755 Alzenau
Germany
Tel: +49.6023.92.6000
Fax: +49.6023.92.6200

HONG KONG
Applied Films Asia Pacific Ltd.
Unit A, 18th Floor
Success Commercial Building
245-251 Hennessy Road
Wan Chai, Hong Kong
Tel: +852.2110.5870
Fax: +852.2110.0220

BELGIUM
Applied Films Belgium NV
Leuvensesteenweg, 542/9A
B-1930 Zaventem
Belgium
Tel: +32.2.709.7990
Fax: +32.2.720.5934

CHINA
Applied Films China Co., Ltd.
Room 1801, Harbour Ring Plaza
18 Xi Zang Zhong Road
Shanghai, PRC 200001
Tel: +86.21.5385.2998
Fax: +86.21.5385.3889	JAPAN
Applied Films Japan Co., Ltd.
2-1, Shinjuku-3-Chome
Shinjuku-Ku
Tokyo, Japan 160-0022
Tel: +81.3.3225.1337
Fax: +81.3.3225.1343

KOREA
Applied Films Korea, Ltd.
B-623, Sigma II Officetel, 18 Gumi-dong
Bundang-gu
Seongnam-city
Gyeonggi-do, Korea 463-808
Tel: +82.31.712.1376
Fax: +82.31.712.2376

TAIWAN
Applied Films Corporation
Taiwan Branch
3rd Floor, No. 85
Kung-Ming Sixth Road
Chu Bei City, 302
Hsinchu County
Taiwan, R.O.C.
Tel: +886.3.553.4222
Fax: +886.3.553.6502

Applied Films Taiwan Co., Ltd.
1F, Building A, No. 3 Nanke, 7th Rd.
Tainan Science-Based Industrial Park
Tainan County, 74144, Taiwan, R.O.C.
Tel: +886.6.505.1100
Fax: +886.6.505.2200

www.appliedfilms.com